Exhibit (h)(i)

DISTRIBUTION AGREEMENT

        THIS AGREEMENT is made and entered into this       day of                 , 2005 by and between Mount Yale Opportunity Fund, LLC (the “Fund”) and Mount Yale Securities, LLC, (the “Distributor”).

W I T N E S S E T H:

        1.       Distribution Services.   The Fund hereby engages the Distributor, and the Distributor hereby agrees to act, as principal underwriter for the Fund in the sale and distribution to the public of the Fund’s limited liability company interests (the “Units”), either through dealers or otherwise. The Distributor agrees to offer such Units for sale at all times when such Units are available for sale and may lawfully be offered for sale and sold.

        2.       Sale of Fund Units. Such Units are to be sold only on the following terms:

(a) All subscriptions, offers or sales shall be subject to acceptance or rejection by the Fund. Any offer or sale shall be conclusively presumed to have been accepted by the Fund if the Fund shall fail to notify the Distributor of the rejection of such offer or sale prior to the computation of the net asset value of the Units next following receipt by the Fund of notice of such offer and sale.

(b) No Unit shall be sold by the Fund for any consideration other than cash or for any amount less than the net asset value of such Unit, computed as provided in the currently effective prospectus of the Fund (the “Net Asset Value”). All Units sold by the Distributor shall be sold at the public offering price, as hereinafter defined, provided that the Distributor may allow, or sell at, a discount from said public offering price to broker-dealers that have entered into sales agreements with the Distributor, which discount shall be no greater than the applicable sales load or charge.

(c) The public offering price of the Units shall be the Net Asset Value thereof next determined following receipt of an order by the Distributor plus any applicable sales load or charge. The sales load or charge may be an initial charge of a percentage of the public offering price, as set forth in Fund’s current prospectus and specifically approved by the Board of Managers of the Fund.

(d) Any applicable sales loads or charges may, at the discretion of the Fund and the Distributor, be reduced or eliminated as permitted by the Investment Company Act of 1940, as amended (the “1940 Act”) and the rules and regulations thereunder, as they may be amended from time to time, provided that such reduction or elimination shall be set forth in the currently effective prospectus for the Fund, and provided that the Fund shall in no event receive for any Units sold an amount less than the Net Asset Value thereof.

        3.       Registration Exemptions.   The Fund agrees to make prompt and reasonable efforts to effect and keep in effect, at its own expense, the registration or qualification or the exemption from registration or qualification of its Units for sale in such jurisdictions as the Fund may designate.

        4.       Information to be Furnished to Distributor.   The Fund agrees that it will furnish the Distributor with such information with respect to the affairs and accounts of the Fund as the Distributor may from time to time reasonably require, and further agrees that the Distributor, at all reasonable times, shall be permitted to inspect the books and records of the Fund.

        5.       Allocation of Expenses.   During the period of this Agreement, the Fund shall pay or cause to be paid all expenses, costs and fees incurred by the Fund which are not assumed by the Distributor or Mount Yale Asset Management, LLC (the “Adviser”). The Distributor shall pay all costs of distributing the Units, including, but not limited to, (a) compensation paid to broker-dealers, including the Distributor and its registered representatives, for their sales of Units; (b) compensation paid to broker-dealers for providing administrative services with respect to the Fund’s investors; and (c) other advertising and promotional expenses in connection with the distribution of Units; provided that the Adviser, rather than the Distributor, may bear the expenses referred to in this sentence, but the Distributor shall be primarily liable for such expenses until paid.

        6.       Compensation to Distributor.   As compensation for all of its services provided and its costs assumed under this Agreement, the Distributor shall receive such front-end sales charges and quarterly service fees as described in the Fund’s current prospectus, as amended and supplemented from time to time.

        7.       Limitation of Distributor’s Authority.   The Distributor shall be deemed to be an authorized independent contractor and, except as specifically provided or authorized herein, shall have no authority to act for or represent the Fund.

        8.       Subscription for Units; Refund for Canceled Orders.   The Distributor shall subscribe for the Units of the Fund only for the purpose of covering purchase orders already received by it or for the purpose of investment for its own account. In the event that an order for the purchase of Units is placed with the Distributor by a customer or dealer and subsequently canceled, the Distributor shall forthwith cancel the subscription for such Units entered on the books of the Fund and, if the Distributor has paid the Fund for such Units, shall be entitled to receive from the Fund in refund of such payment the lesser of:

(a) the consideration received by the Fund for said Units; or

(b) the Net Asset Value of such Units at the time of cancellation by the Distributor.

        9.       Freedom to Deal with Third Parties.   The Distributor shall be free to render to others services of a nature either similar to or different from those rendered under this Agreement, except such as may impair its performance of the services and duties to be rendered by it hereunder.

        10.       Effective Date.   This Agreement shall become effective upon the initial effective date of the Fund’s Registration Statement on Form N-2.

        11.       Duration.   Unless sooner terminated as hereinafter provided, this Agreement shall continue in effect from year to year but only so long as such continuance is specifically approved at least annually either (a) by the Board of Managers of the Fund, including the specific approval of a majority of the Managers who are not Interested Persons of the Fund or of the Distributor, cast in person at a meeting called for the purpose of voting on such approval; or (b) by the vote of the holders of a majority of the outstanding Units of the Fund.

        12.       Termination.   This Agreement may be terminated at any time without the payment of any penalty by the vote of a majority of the members of the Board of Managers of the Fund who are not Interested Persons of the Fund or by the Distributor, upon not more than 60 days’ written notice to the other party. This Agreement shall automatically terminate in the event of its assignment.

        13.       Amendments to Agreement.   No material amendment to this Agreement shall be effective until approved by the Distributor and by the vote of a majority of the Board of Managers of the Fund who are not Interested Persons of the Distributor.

        14.       Notices.   Any notices under this Agreement shall be in writing, addressed, delivered or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for the receipt of such notice.

        IN WITNESS WHEREOF, the Fund and the Distributor have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

MOUNT YALE OPPORTUNITY FUND, LLC

By

Its

MOUNT YALE SECURITIES, LLC

By

Its